Exhibit 99.1

Tower Group, Inc. Reports a 75.1% Increase in the First Quarter 2006 Net Income

    NEW YORK--(BUSINESS WIRE)--May 2, 2006--Tower Group, Inc. (NASDAQ:
TWGP) today reported its financial results for the first quarter of 2006 including a 75.1% increase in net income to $6.5 million as compared to net income of $3.7 million in the first quarter of 2005. Tower reported diluted earnings per share of $0.32 for the first quarter of 2006 as compared to $0.19 per share for the first quarter of 2005. During the first quarter of 2006, Tower, as a 100% owner of CastlePoint Holdings, Ltd. ("CastlePoint"), a Bermuda holding company with a reinsurance subsidiary that it sponsored, consolidated 100% of the non-recurring start up expenses of approximately $500,000 incurred by CastlePoint although its ownership in CastlePoint decreased to 8.6% on April 4, 2006 following the completion of CastlePoint's capitalization. Net income for the first quarter of 2006, excluding the effects of the non-recurring start up expenses and realized losses, net of tax, was $7.1 million or $0.35 per share.




--  Net Income, first quarter of 2006                  $6.5 million
--  Realized Losses, net of tax                        $0.1
--  Non-recurring CastlePoint start up costs           $0.5
                                                       -----
--  Net Income, excluding realized losses,
    net of tax, and  CastlePoint startup costs         $7.1 million



    Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc. commented, "Tower had another solid quarter and a strong start to 2006 driven by gains in gross and net premiums written while maintaining our disciplined underwriting approach. Excluding the effects of non-recurring start-up expenses associated with CastlePoint, our earnings exceeded the guidance we provided on our last earnings call, and our return on equity continued to improve. We were successful during the first quarter in forming CastlePoint and expect our investment to contribute to the long term success of Tower Group. We continued to focus on the markets that demand our products, and in order to meet those demands, we have strengthened our growth and return on equity focused business model."

    First Quarter 2006 Financial Highlights:

    Total revenues increased 66.8% to $71.2 million in the first quarter of 2006 as compared to $42.7 million in the prior year's first quarter. The improvement is primarily due to the increase in net premiums earned and net investment income. Net premiums earned represented 80.4% of total revenues for the three months ended March 31, 2006 compared to 70.3% for the same period in 2005. Net investment income, excluding realized capital losses or gains, represented 6.5% and 6.1% of total revenues for the three months ended March 31, 2006 and March 31, 2005, respectively. These increases were partially offset by lower total commission and fee income for the three months ended March 31, 2006 of $9.4 million, or 13.2% of total revenue, compared to $9.8 million, or 23.0% of total revenue, for the same period in 2005. During the three months ended March 31, 2006 there were net realized capital losses of $145,000 from the sale of automotive credit bonds and other securities as compared to net realized capital gains of $209,000 for the same period of 2005.
    Return on average equity was 17.7% in the first quarter of 2006 as compared with 11.5% in the first quarter of 2005. The returns on average equity for each of the first quarter of 2006 and first quarter of 2005 were calculated by dividing annualized net income by average shareholders' equity of $146.9 million and $129.6 million, respectively. Excluding the effect of certain non-recurring start up expenses relating to our sponsoring CastlePoint, our net income and return on average equity would have been $7.0 million and 19.0%, respectively, in the first quarter of 2006.
    Gross premiums written in the insurance and reinsurance segments increased to $87.4 million in the first quarter, which was 35.1% higher than in the first quarter of 2005. This growth was driven by a 25.2% increase in policies in force and premium increases on renewed business which averaged 7.5% for personal lines and 5.3% for commercial lines.
    Premiums produced by the managing general agency decreased to $4.0 million in the first quarter of 2006, or a decrease of 52.3% from the first quarter of 2005. The decrease was primarily due to decreases in premiums produced by the managing general agency on behalf of its issuing companies as more policies previously produced for the issuing companies were renewed in the insurance operations.
    Net premiums written increased 82.7% to $82.9 million in the first quarter of 2006 as compared to $45.4 million in the same period of 2005. The increase was driven by the growth in gross premiums written and the absence of quota share reinsurance with respect to policies that began in 2006 compared to the quota share ceding percentage of 25% during the first three months of 2005. Tower did not purchase any quota share reinsurance in the first quarter in anticipation of its agreement with CastlePoint's reinsurance subsidiary, CastlePoint Reinsurance Company.
    Net premiums earned rose 90.7% to $57.3 million for the first quarter of 2006 as compared to $30.0 million in the same quarter of 2005 due to overall growth in gross premiums written and the absence of quota share reinsurance for policies that began in 2006 as mentioned above.
    Ceding commission revenue increased 24.9% to $7.3 million in the first quarter of 2006 as compared to $5.8 million in the first quarter of 2005 reflecting growth in ceded premiums written in 2005, which were continuing to be earned in 2006.
    The net loss ratio improved to 58.0% for the first quarter of 2006 as compared to 60.2% in the first quarter of 2005. The improvement in the net loss ratio in the first quarter of 2006 compared to the same period in 2005 was due primarily to an increase in net premiums earned that reduced the effect of catastrophe reinsurance premiums on the net loss ratio, and to favorable development on prior accident years' reserves.
    The gross expense ratio decreased to 30.5% in the first quarter of 2006 as compared to 31.3% in the first quarter of 2005. The net expense ratio decreased to 28.1% in the first quarter of 2006 as compared to 28.3% the same period in 2005.
    The net combined ratio decreased to 86.1% in the first quarter of 2006 from 88.5% in the same period in the prior year.
    Pre-tax income in our insurance services segment decreased to $34,000 in the first quarter of 2006 from $1.0 million in the same quarter of 2005 as a result of the decrease in premiums produced and an unfavorable adjustment in direct commission revenue of $348,000 in the first quarter of 2006 due to unfavorable loss development on premiums produced in prior years; this compares to a favorable adjustment in direct commission revenue of $491,000 in the first quarter of 2005 due to favorable loss development on premiums produced in prior years.
    Net investment income increased by 78.2% to $4.7 million for the three months ended March 31, 2006 compared to $2.6 million for the same period in 2005. This resulted from an increase in invested assets to $379.6 million as of March 31, 2006 compared to $281.6 million as of March 31, 2005, excluding our investments in statutory business trusts underlying our trust preferred securities. Net cash flows provided by operations of $38.8 million contributed to the increase in invested assets during the three months ended March 31, 2006. On a tax equivalent basis, the yield was 5.4% as of March 31, 2006 compared to 5.1% as of March 31, 2005.
    Our interest expense increased for the three months ended March 31, 2006 to $1.4 million compared to $1.2 million for the same period in 2005. The increase resulted from an increase in interest expense of $113,000 on subordinated debentures underlying our trust preferred securities and $72,000 as a result of crediting reinsurers on funds withheld in segregated trusts as collateral for reinsurance recoverables.
    The effective income tax rate was 35.8% for the three months ending March 31, 2006 compared to 35.2% for the same period in 2005. The effective tax rate in 2006 was higher due to certain non-recurring organizational and start up costs relating to our sponsoring CastlePoint that are not deductible for tax purposes. The effective tax rate of the first three months of 2006 would have been 34.3% excluding the effects of the non-recurring expenses.




                       First Quarter Highlights

              ($ in thousands, except per share amounts)

                                 First Quarter 2006 First Quarter 2005
                                 ------------------ ------------------

Total Underwriting Profit                   $7,963             $3,457
Insurance Services Segment Pre-
 Tax Income                                     34              1,040
Net Investment Income                        4,660              2,615
Net Realized Investment (Losses)
 Gains                                        (145)               209
Corporate Expenses                          (1,014)              (422)
Interest Expense                            (1,350)            (1,165)
Income Before Income Taxes                  10,148              5,734
Income Tax Expense                          (3,638)            (2,017)
Net Income                                  $6,510             $3,717

EPS - Basic                                  $0.33              $0.19
EPS - Diluted                                $0.32              $0.19



    Additional Highlights and Disclosures:

    Sponsoring a Bermuda Holding Company

    Tower's financial statements as of March 31, 2006 include the consolidation of CastlePoint, a Bermuda based holding company that Tower sponsored with an initial investment of $15 million on February 6, 2006. On April 4, 2006, CastlePoint was capitalized with $265 million in a private offering. Following the capitalization of CastlePoint, Tower's ownership stands at 8.6%. In addition, Tower has been issued warrants to purchase CastlePoint's common shares that would have resulted in an additional 3.7% of ownership if they had been exercised on April 4, 2006. The warrants are exercisable at any time up to the tenth anniversary of the warrant issuance. CastlePoint was a wholly owned subsidiary of Tower during the first quarter of 2006, and therefore Tower consolidated CastlePoint at March 31, 2006. The quarter ended March 31, 2006 includes approximately $500,000 of non-recurring start up costs incurred by CastlePoint.

    Subordinated Debentures

    On March 31, 2006, Tower Group Statutory Trust V (the "Trust"), an affiliated Delaware trust, issued $20,000,000 of fixed/floating rate capital securities (the "Trust Preferred Securities") in a private placement. The Trust Preferred Securities mature in April 2036, are redeemable at the Trust's option at par beginning April 7, 2011, and require quarterly distributions of interest by the Trust to the holder of the Trust Preferred Securities. Distributions are initially at a fixed rate of 8.5625% for the first five years and will then reset quarterly for changes in the three-month London Interbank Offered Rate ("LIBOR") rate plus 330 basis points. The net proceeds to Tower from the sale of the debenture to the Trust will be used by Tower to acquire and capitalize a shell insurance company with multi-state licensing and for working capital purposes.

    Dividend Declaration

    Tower Group, Inc. announced today that the Company's Board of Directors has approved a quarterly dividend of $0.025 per share payable June 27, 2006 to stockholders of record as of June 15, 2006.

    2006 Guidance

    We believe we are well positioned to support our premium growth and to generate commission and fee income to augment our return on equity. For the second quarter of 2006, we project net income to increase to a range between $7.5 million and $7.9 million. We project Tower's diluted earnings per share in the second quarter to be in the range between $0.37 and $0.39 per diluted share. For the full year, we anticipate net income to be in a range between $32.0 million and $34.0 million, and diluted earnings per share to be between $1.58 and $1.68 for the year.

    About Tower Group, Inc.

    Tower Group, Inc., headquartered in New York City, offers property and casualty insurance products and services through its insurance company and insurance service subsidiaries. Its two insurance company subsidiaries are Tower Insurance Company of New York which is rated A- (Excellent) by A.M. Best Company and Tower National Insurance Company which is also rated A- (Excellent) by A.M. Best Company. Both subsidiaries offer commercial insurance products to small to medium-size businesses and personal insurance products to individuals. Its insurance services subsidiary, Tower Risk Management, acts as a managing general agency, adjusts claims and negotiates reinsurance terms on behalf of other insurance companies.

    Cautionary Note Regarding Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "intend," "estimate," "anticipate," "believe," "project" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; changes in the level of demand for our insurance and reinsurance products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
    For more information visit Tower's website at http://www.twrgrp.com/.


                Insurance Overall Results of Operations
                  Insurance and Reinsurance Segments
                             First Quarter

                                           Three Months Ended March 31
                                             2006     2005   % Change
                                           -------- -------- ---------
                                                ($ in thousands)
Revenues
Premiums earned
 Gross premiums earned                     $76,616  $45,868      67.0%
 Less: Ceded premiums earned               (19,360) (15,850)     22.1%
 Net premiums earned                        57,256   30,018      90.7%
Ceding commission revenue                    7,302    5,846      24.9%
Policy billing fees                            267      196      36.2%
Total                                       64,825   36,060      79.8%

Expenses
Loss and loss adjustment expenses
 Gross loss and loss adjustment expenses   $43,312  $26,078      66.1%
 Less: Ceded loss and loss adjustment
  expenses                                 (10,102)  (8,016)     26.0%
 Net loss and loss adjustment expenses      33,210   18,062      83.9%
Underwriting Expenses
 Commissions paid to producers              12,477    7,581      64.6%
 Other underwriting expenses                11,175    6,960      60.6%
Total                                       23,652   14,541      62.7%

Underwriting Profit                         $7,963   $3,457     130.3%



Key Measures
Premiums Written
 Gross                                     $87,373  $64,668      35.1%
 Ceded                                      (4,495) (19,307)    -76.7%
 Net                                        82,878   45,361      82.7%
Loss ratios
 Gross                                        56.5%    56.9%
 Net                                          58.0%    60.2%
Accident Year Loss Ratio
 Gross                                        57.6%    57.9%
 Net                                          58.9%    60.1%
Expense ratios
 Gross                                        30.5%    31.3%
 Net                                          28.1%    28.3%
Combined ratios (GAAP)
 Gross                                        87.0%    88.2%
 Net                                          86.1%    88.5%


           Insurance Services Segment Results of Operations
                             First Quarter


                                                 Three Months Ended
                                                      March 31
                                              2006    2005   % Change
                                             ------- ------- ---------
                                                 ($ in thousands)
Revenue
Direct commission revenue from managing
 general agency                                $806  $2,525     -68.1%
Claims administration revenue                   962   1,053      -8.6%
Reinsurance intermediary fees (1)                61     203     -70.0%
Policy billing fees                               3       5       0.0%
                                             ---------------
Total Revenues                                1,832   3,786     -51.6%
                                             ---------------

Expenses
Direct commission expense paid to producers    $603  $1,211     -50.2%
Other insurance services expenses (2)           237     485     -51.1%
Claims expense reimbursement to TICNY           958   1,050      -8.8%
                                             ---------------
Total Expenses                                1,798   2,746     -34.5%
                                             ---------------

                                             ---------------
Insurance Services Pre-tax Income               $34  $1,040     -96.7%
                                             ===============


Premiums produced by TRM on behalf of
 issuing companies                           $4,028  $8,444     -52.3%


(1) The reinsurance intermediary fees include commissions earned for placement of reinsurance on behalf of TICNY.
(2) These are underwriting expenses reimbursed to TICNY pursuant to an expense sharing agreement.


                           Tower Group, Inc.
                      Consolidated Balance Sheet


                                             (Unaudited)
                                              March 31,   December 31,
                                                 2006         2005
                                             ------------ ------------
                                             ($ in thousands, except
                                                par value and share
                                                      amounts)
Assets
Fixed-maturity securities, available-for-
 sale, at fair value (amortized cost
 $356,440 in 2006 and $331,123 in 2005)      $   348,536  $   326,681
Equity securities, available-for-sale, at
 fair value (cost $6,681 in 2006 and $6,681
 in 2005)                                          6,284        5,934
Equity securities, at cost                        24,802       24,558
Common trust securities - statutory business
 trusts, equity method                             2,045        1,426
                                              -----------  -----------
    Total investments                            381,667      358,599
Cash and cash equivalents                         71,720       38,760
Investment income receivable                       3,564        3,337
Agents' balances receivable                       41,659       46,004
Assumed premiums receivable                        3,486        1,076
Ceding commission receivable                       8,727        8,727
Reinsurance recoverable                          106,325      104,811
Receivable - claims paid by agency                 2,252        2,309
Prepaid reinsurance premiums                      28,375       43,319
Deferred acquisition costs net of deferred
 ceding commission revenue                        38,790       29,192
State income taxes recoverable                       297          365
Deferred income taxes                              2,480        3,204
Intangible assets                                  5,732        5,835
Fixed assets, net of accumulated
 depreciation                                      8,398        7,920
Other assets                                       6,076        3,999
                                              -----------  -----------
    Total Assets                             $   709,548  $   657,457
                                              ===========  ===========
Liabilities
Loss and loss adjustment expenses            $   219,927  $   198,724
Unearned premium                                 168,456      157,779
Reinsurance balances payable                       9,452       19,200
Payable to issuing carriers                        6,029        5,252
Funds held as agent                                8,195        8,191
Funds held under reinsurance agreements           62,157       59,042
Accounts payable and accrued expenses             12,243       13,694
Payable for securities                             1,939            -
Other liabilities                                  2,867        2,867
Federal income taxes payable                       1,312          460
Subordinated debentures                           68,045       47,426
                                              -----------  -----------
   Total Liabilities                             560,622      512,635
                                              -----------  -----------
Stockholders' Equity
Common stock ($0.01 par value per share;
 40,000,000 shares authorized; 19,907,498
 and 19,872,672 shares issued in 2006 and
 2005)                                               199          199
Paid-in-capital                                  111,326      111,066
Accumulated other comprehensive net income        (5,525)      (3,352)
Retained earnings                                 43,036       37,019
Treasury stock (17,881 shares in 2006 and in
 2005)                                              (110)        (110)
                                              -----------  -----------
   Total Stockholders' Equity                    148,926      144,822
                                              -----------  -----------
   Total Liabilities and Stockholders'
    Equity                                   $   709,548  $   657,457
                                              ===========  ===========




                           Tower Group, Inc.
                 Consolidated Statements of Income and
                       Comprehensive Net Income
                              (Unaudited)

                                                Three Months Ended
                                                     March 31,
                                                 2006         2005
                                              -----------  -----------
                                             ($ in thousands, except
                                                share and per share
                                                      amounts)
Revenues
 Net premiums earned                         $    57,256  $    30,018
 Ceding commission revenue                         7,302        5,846
 Insurance services revenue                        1,829        3,781
 Net investment income                             4,660        2,615
 Net realized (losses) gains on investments         (145)         209
 Policy billing fees                                 270          201
                                              -----------  -----------
  Total revenues                                  71,172       42,670
                                              -----------  -----------
Expenses
 Loss and loss adjustment expenses                33,210       18,062
 Direct commission expense                        13,080        8,792
 Other operating expenses                         13,384        8,917
 Interest expense                                  1,350        1,165
                                              -----------  -----------
  Total expenses                                  61,024       36,936
                                              -----------  -----------
 Income before income taxes                       10,148        5,734
 Income tax expense                                3,638        2,017
                                              -----------  -----------
  Net income                                 $     6,510  $     3,717
                                              ===========  ===========

Comprehensive Net Income
 Net income                                  $     6,510  $     3,717
 Other comprehensive income:
  Gross unrealized investment holding losses
   arising during period                          (3,399)      (4,486)
  Less: reclassification adjustment for
   losses (gains) included in net income             145         (209)
                                              -----------  -----------
                                                  (3,254)      (4,695)
  Income tax benefit related to items of
   other comprehensive income                      1,081        1,644
                                              -----------  -----------
  Total other comprehensive net loss              (2,173)      (3,051)
                                              -----------  -----------
   Comprehensive Net Income                  $     4,337  $       666
                                              ===========  ===========

Earnings Per Share
 Basic earnings per common share             $      0.33  $      0.19
                                              ===========  ===========
 Diluted earnings per common share           $      0.32  $      0.19
                                              ===========  ===========

Weighted Average Common Shares Outstanding:
 Basic                                        19,684,902   19,521,111
 Diluted                                      20,212,344   20,076,884


    CONTACT: Tower Group, Inc.
             Thomas Song, 212-655-4789
             tsong@twrgrp.com
             or
             Investor Relations:
             Makovsky + Company
             Gene Marbach, 212-508-9600
             gmarbach@makovsky.com